Exhibit 4.11(b)

Supplemental Indenture

SUPPLEMENTAL INDENTURE, dated as of June 21, 2013 (this “Supplemental Indenture”), among Zipcar, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Subsidiary Guarantor”), Avis Budget Finance plc, a public company organized under the laws of Jersey, Channel Islands, (the “Issuer”) which term includes its successors and assigns), each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), Citibank, N.A., London Branch, as paying agent and note registrar, and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuer, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of March 7, 2013 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.00% Senior Notes due 2021 of the Issuer (the “Notes”);

WHEREAS, Section 1308 of the Indenture provides that Avis Budget Car Rental, LLC (the “Company”), the direct parent company of the Issuer and an Existing Guarantor to the Indenture, is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall guarantee the Subsidiary Guaranteed Obligations pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, the Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Agreement; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantor, the Issuer, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Agreement to Guarantee. The Subsidiary Guarantor hereby agrees, jointly and severally with all Existing Guarantors and irrevocably, fully and unconditionally, to Guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

Termination, Release and Discharge. The Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and the Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ZIPCAR, INC., as Subsidiary Guarantor

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President,
Chief Financial Officer and Treasurer

AVIS BUDGET FINANCE PL

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Director

AVIS BUDGET CAR RENTAL, LLC

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President and
Chief Financial Officer

AVIS BUDGET FINANCE, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President and
Chief Financial Officer

AVIS BUDGET GROUP, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President and
Chief Financial Officer

[Signature Page to Supplemental Indenture to March 2013 Indenture]

AVIS BUDGET HOLDINGS, LLC

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President and
Chief Financial Officer

AB CAR RENTAL SERVICES, INC.
ARACS LLC
AVIS ASIA AND PACIFIC, LLC
AVIS CAR RENTAL GROUP, LLC
AVIS CARIBBEAN, LIMITED
AVIS ENTERPRISES, INC.
AVIS GROUP HOLDINGS, LLC
AVIS INTERNATIONAL, LTD.
AVIS OPERATIONS, LLC
AVIS RENT A CAR SYSTEM, LLC
PF CLAIMS MANAGEMENT, LTD.
PR HOLDCO, INC.
WIZARD CO., INC.

By:	/s/ Rochelle Tarlowe
Name:	Rochelle Tarlowe
Title:	Vice President and Treasurer

BGI LEASING, INC.
BUDGET RENT A CAR SYSTEM, INC.
BUDGET RENT A CAR LICENSOR, LLC
BUDGET TRUCK RENTAL LLC
RUNABOUT, LLC
WIZARD SERVICES, INC.

By:	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Senior Executive Vice President and
Chief Financial Officer

[Signature Page to Supplemental Indenture to March 2013 Indenture]

THE BANK OF NOVA SCOTIA TRUST
COMPANY OF NEW YORK, as Trustee

By:	/s/ John F. Neylan
Name:	John F. Neylan
Title:	Trust Officer

[Signature Page to Supplemental Indenture to March 2013 Indenture]

CITIBANK, N.A., LONDON BRANCH,
as paying agent and note registrar

By:	/s/ Stuart Sullivan
Name:	Stuart Sullivan
Title:	Vice President

[Signature Page to Supplemental Indenture to March 2013 Indenture]